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                                                                   EXHIBIT 99.1


FROM:  H.T.E., INC.
       1000 Business Center Drive
       Lake Mary, Florida  32746
       Contact:  Gary Kaiser
       (407) 304-3235


FOR IMMEDIATE RELEASE

CHAIRMAN AND PRESIDENT OF H.T.E., INC. RESIGNS

Lake Mary, Florida -- Press Release -- August 3, 1999 - H.T.E., Inc. (Nasdaq:
HTEI - Common), a leading provider of enterprise wide software solutions for the public sector, announced today that Dennis Harward has resigned as the Company's Chairman, President and Chief Executive Officer, and Jack Harward has resigned as the Company's Executive Vice President, to pursue other interests. Dennis Harward and Jack Harward will remain on the Board.

HTE has retained the executive search firm of Heidrick & Struggles to assist the Company in its search for a new Chief Executive Officer.

HTE also announced that its Board of Directors created the office of CEO/President. Until the Company completes its search for a new Chief Executive Officer, three existing officers of the Company will share the duties of the new office of CEO/President: Gary Kaiser, President - Lake Mary Operations, and HTE Vice Presidents Gil Santos and Brian Heafy. Bernard Markey, a director of the Company, has been appointed Chairman of the Board.

Dennis Harward founded HTE in 1981 and, along with his father, Jack Harward, guided the Company through 18 years of growth, attaining gross revenue of $98.9 million in fiscal 1998.

"We have put our heart and soul into HTE, and the employees and customers will always be special to me and my father," said Mr. Dennis Harward. "We intend to remain on the Board and look forward to continuing to contribute to the future success of HTE."

With more than 1,600 customers worldwide, HTE, Inc. is an industry-leading software solutions provider. The company's customers include states, cities, counties, corrections, justice and public safety agencies, public and private utilities, school districts, transit authorities, and other public-sector agencies.

The matters discussed in this news release are forward looking statements that involve risks and uncertainties detailed in HTE's filings with the Securities and Exchange Commission, including risks summarized in HTE's Annual Report on Form 10-K for its fiscal year ended December 31, 1998 (file No. 0-22657). For more information on HTE's products and services, call (407) 304-3235 or toll free at (800) 727-8088, or visit HTE's web site at www.hteinc.com.